UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nasdaq, Inc.

(Name of Registrant as Specified In its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Nasdaq, Inc. (“Nasdaq”) is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission in connection with the solicitation of proxies from its employee stockholders in connection with its annual meeting of stockholders to be held at 9:00 a.m. E.D.T., on May 5, 2016, at Nasdaq’s Executive Offices, One Liberty Plaza, New York, New York 10006.

Email to Employees dated April 25, 2016

To: All Nasdaq Associates From: Joan Conley	April 25, 2016

Your Proxy Vote is Important

Dear Colleagues,

As a public company, it is important that we develop a healthy dialog with all of our shareholders. Through regular, interactive dialog, our goal is to enable shareholders to constantly remain engaged on important issues and decisions affecting Nasdaq.

As Nasdaq shareholders, it is important to vote your proxy before our Annual Meeting on Thursday, May 5. As shareholders we all have a responsibility – and the right – to be heard. You will not only show your support for our company, but you will be casting your vote on the issues that directly impact Nasdaq’s future.

The proxy materials for the 2016 Annual Meeting of Stockholders are available online for your review prior to voting. You should have received an email from E*TRADE on the morning of Friday, April 1, inviting you to participate in the voting process with your own personal access code. If you have not yet voted, you will receive a voting reminder email from E*TRADE tomorrow, Tuesday, April 26. You are welcome to attend the Annual Meeting of Stockholders and vote in person, or you may also vote by phone or by scanning the QR code to the left.* Additional information on the proxy materials, instructions on how to vote and how to attend the Annual Meeting of Stockholders can be found on Qnet.

I hope you will join me in voting and exercising your right as a stockholder.

Sincerely,

Joan Conley

Senior Vice President and Corporate Secretary

*	If your shares are held in a bank or brokerage account, including at E*TRADE, you must obtain a legal proxy, executed in your favor, from the holder of record in order to vote in person at the Annual Meeting.

©2016 Nasdaq Inc. For Internal Use Only.